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                                                                       EXHIBIT 8

                        [Werner & Blank, LLC Letterhead]



                                 April 30, 2003



  Marine Bancshares, Inc.
  2325 Vanderbilt Beach Road
  Naples, Florida 34109
  Attn:  Mr. Pierce T. Neese, Chairman

  Ladies and Gentlemen:

         Pursuant to Section 7.02(c) of the Agreement and Plan of Merger dated as of December 31, 2003 (the "Agreement"), by and between Old Florida Bankshares, Inc., a Florida corporation ("Old Florida") and Marine Bancshares, Inc., a Florida corporation ("Marine"), as a condition to the closing of the merger, under the laws of the State of Florida, of Marine with and into Old Florida pursuant to the terms of the Agreement (the "Merger"), we hereby render our opinion as to certain of the federal income tax consequences of the Merger.

         In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement; (ii) the Old Florida Bankshares, Inc. Officer's Certificate dated April 29, 2003; (iii) the Marine Bancshares, Inc. Officer's Certificate dated April 29, 2003;
  and (iv) the Registration Statement of Old Florida on Form S-4 (Registration No. 333-103907) (the "Registration Statement") as filed with the Securities and Exchange Commission (the "SEC") on April 30, 2003.

         In connection with our review of the Agreement, the Officers' Certificates described above (collectively, the "Officers' Certificates"), and the Registration Statement, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. Finally, we assume that all representations made to the knowledge of any person or entity or with similar qualification are true and correct as if made without such qualification.

                            DESCRIPTION OF THE MERGER

         The Agreement provides that the Merger will constitute a merger, under the laws of the State of Florida, of Marine with and into Old Florida. Old Florida will be the surviving corporation, and the separate corporate existence of Marine will cease. Immediately after the Merger, Marine National Bank, a national banking association and the wholly owned subsidiary of Marine, will be merged into Old Florida Bank, a Florida chartered bank and the wholly-owned subsidiary of Old Florida. Old Florida will continue the banking business of Marine.

         As of April 25, 2003, the authorized capital stock of Old Florida consisted of 5,000,000 common shares, $.01 par value per share ("Old Florida Common"), of which 1, 216,595 were issued and outstanding and 1,000,000 preferred shares, $.01 par value per share, none of which are outstanding. As of April 25, 2003, the authorized capital stock of Marine consisted of 10,000,000 common shares, $.01 par value per share ("Marine Common"), of which



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  Marine Bancshares, Inc.
  April 30, 2003
  Page 2


  1,150,000 shares were issued and outstanding and 2,000,000 preferred shares, $.01 par value per share, none of which were outstanding. Further, as of April 25, 2003, there were 243,025 shares of Marine Common subject to outstanding stock options and warrants.

         On the date the Merger becomes effective (the "Effective Date"), each share of Marine Common then issued and outstanding, other than shares of Marine Common (i) held in treasury of Marine, or (ii) as to which the holder has asserted, as of the Effective Date, dissenters' rights in accordance with the provisions of Section 607.1303 of the Florida Business Corporation Act ("Dissenting Shares"), shall be converted into .62 shares of Old Florida Common.

         Each share of Marine Common held in the treasury of Marine immediately prior to the Effective Date shall, by virtue of the Merger, be canceled and retired and all rights in respect thereof shall cease to exist. Holders of Dissenting Shares shall, upon the effectiveness of the Merger with respect to such Dissenting Shares, have only such rights, if any, as they may have pursuant to Sections 607.1302 and 607.1303 of the Florida Business Corporation Act, and any amounts required by Section 607.1303 to be paid to any holder of Dissenting Shares shall be paid by Old Florida as the surviving corporation.

         Neither fractional shares nor scrip for fractional shares of Old Florida will be issued by Old Florida in the Merger. In lieu thereof, each holder of shares of Marine Common shall receive cash in an amount determined by multiplying the fractional share interest to which such holder otherwise would be entitled by $12.50.

         As a condition precedent to the consummation of the Merger, Dissenting Shares cannot constitute more than 20% of the outstanding Marine Common entitled to vote on the Merger.

                                 REPRESENTATIONS

         In connection with the Merger, the Officers' Certificates set forth the following representations:

         1. The Merger is being effected for bona fide business reasons.

         2. Neither Old Florida nor a related person has any plan or intention to reacquire any shares of Old Florida Common issued in the Merger.


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  Marine Bancshares, Inc.
  April 30, 2003
  Page 3


         3. Old Florida has no plan or intention to sell or otherwise dispose of any of the assets of Marine acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

         4. The liabilities of Marine assumed by Old Florida in the Merger and the liabilities to which the transferred assets of Marine are subject were incurred by Marine in the ordinary course of its business.

         5. Following the Merger, Old Florida or a related person will continue the historic business of Marine or use a significant portion of Marine's historic assets in a business.

         6. Whether or not the Merger is consummated, Old Florida, Marine and the shareholders of Marine will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Agreement, provided, however, that Old Florida and Marine will share equally all expenses incurred in connection with filing, printing, and mailing the Registration Statement and the Proxy Statement/Prospectus, and Old Florida will pay all fees due to regulatory authorities and the SEC in connection with the transactions contemplated by the Agreement. Marine will pay its expenses incurred in connection with such transactions except for those paid or assumed by Old Florida. To the extent that Old Florida pays or assumes expenses of Marine, Old Florida will pay or assume only those expenses of Marine that are solely and directly related to such transactions in accordance with Revenue Ruling 73-54,1973-1 C.B. 187.

         7. There is no intercorporate indebtedness existing between Marine and Old Florida that was issued, acquired, or will be settled, at a discount.

         8. The fair market value of the assets of Marine transferred to Old Florida will equal or exceed the sum of the liabilities assumed by Old Florida plus the amount of the liabilities, if any, to which the transferred assets are subject.

         9. The payment of cash in lieu of fractional shares of Old Florida Common is solely for the purpose of avoiding the expense and the inconvenience to Old Florida of issuing fractional shares and does not represent separately bargained-for consideration. The total cash that will be paid in the Merger to the shareholders of Marine instead of issuing fractional shares of Old Florida Common will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Marine shareholders in exchange for their shares of Marine Common. The fractional share interests of each Marine shareholder will be aggregated, and no shareholder will receive cash in an amount equal to or greater than the value of one full share of Old Florida Common.

         10. None of the compensation received by any shareholder-employees of Marine will be separate consideration for, or allocable to, any of their shares of Marine Common; none of the shares of Old Florida Common received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.





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  Marine Bancshares, Inc.
  April 30, 2003
  Page 4


                                   DISCUSSION

         Section 368(a)(1)(A) of the Code defines a tax-free reorganization to include a statutory merger. Since the Merger will be a statutory merger under the laws of the State of Florida, the statutory requirement is satisfied. Moreover, Marine and Old Florida each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

         In addition, certain non-statutory requirements have been imposed by the courts and by the Internal Revenue Service (the "Service") in determining whether reorganizations are in compliance with Section 368 of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the acquired corporation, and that the shareholders of the acquired corporation emerge with some continuing proprietary interest in the entity resulting from the reorganization.

         Section 1.368-2(g) of the Treasury Regulations (the "Regulations") provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officers' Certificates, the Merger is being effected for bona fide business reasons. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Regulations.

         Section 1.368-1(b) of the Regulations provides that a continuity of business enterprise is a prerequisite to a reorganization. Section 1.368-1(d) of the Regulations (and as modified by T.D. 8760) provides that continuity of business enterprise requires that the acquiring corporation or a related person either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the Merger, because Old Florida will continue the banking business conducted by Marine National Bank, the wholly owned subsidiary of Marine.

         Generally, the continuity of interest test requires the owners of the acquired corporation to receive and maintain a meaningful equity in the surviving entity. The Service has issued final and temporary regulations (T.D.8760 and 8761) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the acquired corporation is preserved in the reorganization. In determining whether a substantial part of the value of the proprietary interest is preserved, the following transactions, in connection with the reorganization, are considered. First, under Section 1.368-1 of the Regulations, any acquisition by the acquiring corporation of acquired corporation stock for consideration other than stock, or in connection with the reorganization, the redemption of acquiring corporation stock received by the shareholders of the acquired corporation (or the purchase of such acquiring corporation stock by a person related to the acquiring corporation), will be considered in determining whether a substantial proprietary interest is preserved. Second, under Section 1.368-1T of the Regulations, the acquisition by the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or an extraordinary distribution made by the acquired corporation with respect to its stock, will be considered in determining whether a substantial proprietary interest is preserved. Third, under Section 1.368-1T of the Regulations, the acquisition by a person related to the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or stock of the acquiring corporation, will be considered in determining whether a substantial proprietary interest is preserved. Generally, two corporations are related persons if either the




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  Marine Bancshares, Inc.
  April 30, 2003
  Page 5


  corporations are members of the same affiliated group (without regard to the exceptions in Section 1504(b) of the Code), or the purchase of stock of one corporation by another corporation would result in the purchase being treated as a redemption of stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Section 1.1502-80(b) of the Regulations). Sales by the shareholders of the acquired corporation of stock of the acquiring corporation received in the transaction to unrelated persons occurring before or after a reorganization are disregarded.

         The Merger will satisfy the continuity of interest requirement. Old Florida has represented that all the shares of Marine Common outstanding immediately prior to the Merger will be exchanged solely for shares of Old Florida Common, except for cash paid to dissenters or in lieu of fractional shares. As a condition precedent to the obligations of the parties under the Agreement, Dissenting Shares may not represent more than 20% of the Marine Common entitled to vote on the Merger. Old Florida has represented further that neither Old Florida nor a related person has any plan or intention, in connection with the plan of reorganization, to reacquire any shares of Old Florida Common issued in the Merger.

         Even though the Merger qualifies as a tax-free reorganization under
  Section 368(a)(1)(A) of the Code, Marine shareholders receive tax free only shares of Old Florida Common in accordance with Section 354 of the Code. Because Marine shareholders will be exchanging their stock for stock of Old Florida, both of which corporations are parties to the reorganization, no gain or loss will be recognized under Section 354(a) of the Code.

         If a Marine shareholder dissents to the Merger and receives solely cash in exchange for such shareholder's Marine Common shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's Marine Common shares, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Marine Common shares so redeemed. This gain or loss will be capital gain or loss if the shares of Marine Common were held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of Marine's current or accumulated earnings and profits.

         Under the tests of Section 302 of the Code, the redemption of a dissenting Marine shareholder's Marine Common generally will be treated as a dividend unless the redemption (i) results in a "complete termination" of such shareholder's direct or indirect stock interest in Old Florida under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to such shareholder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to such shareholder under
  Section 302(b)(1) of the Code.

         In order to determine whether there has been a complete termination, a substantially disproportionate redemption, or a redemption not essentially equivalent to a dividend with respect to a dissenting Marine shareholder, it is necessary to consider the shares of Old Florida Common owned by persons from whom ownership is attributed to such shareholder under the rules of
  Section 318 of the Code. Under Section 318 of the Code, a shareholder is considered to own shares that are directly or indirectly owned by certain members of such shareholder's family or by certain trusts, partnerships or corporations in which such shareholder has an ownership or beneficial interest. Such shareholder is also considered to own any shares with respect to which he holds exercisable options. In certain cases, a dissenting Marine shareholder may be deemed to own constructively the shares of Old Florida Common held by persons who do not exercise dissenters' rights.



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  Marine Bancshares, Inc.
  April 30, 2003
  Page 6


         Payment of cash to a Marine shareholder in lieu of fractional Old Florida Common shares will be treated as if such shares were distributed as part of the exchange and then redeemed by Old Florida. The payment received by a Marine shareholder will be treated as having been received as a distribution in full payment and exchange for the share redeemed as provided in Section 302(a) of the Code.

                                    OPINIONS

         Therefore, based on the description of the Merger in the Agreement, the Registration Statement and the Proxy Statement/Prospectus, the representations set forth in the Officers' Certificates, the foregoing legal authorities, and the assumptions stated above, it is our opinion that:


         1. The Merger will be a reorganization within the meaning of Section 368(a)(a)(A) of the Code. Marine and Old Florida each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by Marine upon the transfer of its assets to Old Florida in exchange for shares of Old Florida Common and the assumption by Old Florida of the liabilities of Marine.

         3. No gain or loss will be recognized by Old Florida on the receipt of the assets of Marine in exchange for shares of Old Florida Common and the assumption by Old Florida of the liabilities of Marine.

         4. The basis of the assets of Marine in the hands of Old Florida will be the same as the basis of such assets in the hands of Marine immediately prior to the Merger.

         5. The holding period of the assets of Marine to be received by Old Florida will include the period during which the assets were held by Marine.

         6. No gain or loss will be recognized by the Marine shareholders upon the receipt of shares of Old Florida Common in exchange for their shares of Marine Common.

         7. The basis of the shares of Old Florida Common to be received by a Marine shareholder will be the same as the basis of the shares of Marine Common surrendered in exchange therefor.

         8. The holding period of the shares of Old Florida Common to be received by a Marine shareholder will include the period during which the shares of Marine Common surrendered in exchange therefor were held, provided the shares of Marine Common are a capital asset in the hands of the Marine shareholder at the time of the Merger.

         9. If a Marine shareholder dissents to the Merger and receives solely cash in exchange for such shareholder's Marine Common, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's Marine Common, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Marine Common so redeemed. This gain or loss will be capital gain or loss if the shares of Marine Common are held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of Marine's current or accumulated earnings and profits.




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 Marine Bancshares, Inc.
 April 30, 2003
 Page 7

         10. Payment of cash to a Marine shareholder in lieu of fractional Old Florida Common shares will be treated as if such fractional shares were distributed as part of the exchange and then redeemed by Old Florida. The payment received by a Marine shareholder will be treated as having been received as a distribution in full payment and exchange for the share redeemed as provided in Section 302(a) of the Code, unless such distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code.

         Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a Marine shareholder in light of that shareholder's particular status or circumstances, including, without limitation, Marine shareholders that are (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) dealers in securities, (vii) persons subject to the alternative minimum tax, (viii) persons whose shares of Marine Common were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (ix) persons who receive Old Florida Common other than in exchange for Marine Common, or (x) persons who hold shares of Marine Common as part of a hedge, straddle, or conversion transaction.

         Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Regulations, case law, and Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that after any such change our opinion would not be different. Our opinion is not binding on the Service, and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described above. We undertake no responsibility to update or supplement this opinion.

         The opinion expressed herein is furnished specifically for you and your respective shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Registration Statement under the captions "The Merger -- Federal Income Tax Consequences of the Merger" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities At of 1933, as amended.

                             Very truly yours,

                             /s/ Werner & Blank, LLC










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